[Form of Deferred Compensation Agreement (stock-based)]


[DATE]

[Name of Director]
[Address]

Dear [Director]:

You have elected to defer receipt of certain amounts which will otherwise become payable to you by The Estee Lauder Companies Inc. (the "Company") in connection with your service on the Board of Directors of the Company and one or more Committees of that Board and requested that such deferrals be measured by reference to the Company's Class A Common Stock. This letter sets forth the terms of the deferral facility.

1. This agreement shall cover all amounts otherwise payable to you in cash by the Company in connection with your service as a member of the Board of Directors of the Company, and meeting and chairmanship fees otherwise payable in connection with your service on the Company's Board and any Committees of that Board (the "Deferred Payments"). Deferred Payments shall not include stock-based compensation paid or payable to you (plus the reimbursement for taxes related to the grant of 2,000 shares to you) or reimbursement for expenses incurred in connection with your Company activities.

2. The Company shall establish a Stock Unit Account in your name, and shall credit to such Account that number of units equal to (a) the amount of a Deferred Payment otherwise payable to you in cash divided by (b) the closing price per share of the Class A Common Stock on the New York Stock Exchange the date such payment would have been made had it not been deferred. Until full payment has been made to you in accordance with paragraph 3, on each date that a dividend is paid on the Class A Common Stock, the Company shall credit to the Stock Unit Account a number of units equal to (x) the aggregate dividend payable on a number of shares equal to the number of units credited to the Stock Unit Account as of such payment date divided by (y) the closing price per share of the Class A Common Stock on the New York Stock Exchange on such payment date.

3. Subject to the terms of paragraph 4, below, the amounts credited to the Stock Unit Account shall be paid in a lump sum in cash, as of the first January 1st after the last date of your service as a member of the Board of Directors of the Company. The value of each unit shall be equal to the average closing price of the Class A Common Stock on the New York Stock Exchange for the 20 trading days next preceding the payment date. If payout of the Stock Unit Account shall


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     be made after a record date for dividends on the Class A Common Stock but before the payment date for such dividend, then the dividend equivalent amount that would have been credited to the Stock Unit Account shall be paid to you in cash.

4. In the event of your death prior to the payment to you of all amounts then credited to the Stock Unit Account, all such remaining amounts shall be paid to your executor or administrator within ninety days after the date that such person shall be duly qualified in such capacity. For purposes of this paragraph, the units shall be valued and dividend equivalents shall be handled, as provided in paragraph 3 above.

5. This agreement shall continue in full force and effect unless it shall be terminated, by you or by the Company, by either party giving written notice of such termination. If such notice is given, termination shall be effective as of the first January 1 that occurs more than ninety (90) days after the date of such notice. Notwithstanding the giving of such notice, amounts deferred prior to the effective date of termination shall be paid at the time and in the manner set forth in paragraph 3 or 4, above.

6. If any changes or adjustments are made to the outstanding Class A Common Stock then corresponding adjustments shall be made to units in the Stock Unit Account as if the units were governed by the Company's Fiscal 1999 Share Incentive Plan or as authorized by the Board of Directors of the Corporation.

7. Nothing in this letter agreement shall be deemed to create a trust or segregated asset account of any nature, and no money or other thing of value shall be separately held by the Company in connection with its obligation to make Deferred Payments hereunder. The attempt by any person to anticipate, hypothecate or otherwise receive value in respect of such obligation prior to the date scheduled for the payment of Deferred Payments under the terms of this letter agreement shall be null and void and of no force or effect.


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


Please indicate your acknowledgment of and agreement to all of the foregoing by signing the enclosed copy of this letter and returning it to [Paul E. Konney, Senior Vice President, General Counsel and Secretary] of the Company at the address above.

                                            Very truly yours,

                                            THE ESTEE LAUDER COMPANIES INC.



                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

ACKNOWLEDGED AND AGREED TO:



--------------------------------
[Name]
Date:


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